Exhibit 99.1

News Release

Sunoco, Inc.

1801 Market Street

Philadelphia, Pa. 19103-1699

For further information contact:	For release: 4 p.m. July 1, 2004

Jerry Davis (media) 215-977-6298

Terry Delaney (investors) 215-977-6106

No. 4007

SUNOCO RAISES DIVIDEND

PHILADELPHIA, July 1, 2004 — Sunoco, Inc. (NYSE: SUN) today announced that its board of directors has approved an increase in the Company’s quarterly dividend. The quarterly dividend will increase two and one-half cents per share, or 9 percent, to a new quarterly dividend rate of 30 cents per share. The dividend is payable on September 10, 2004 to shareholders of record at the close of business on August 10, 2004. The increase brings the annualized dividend rate on the Company’s common stock to $1.20 per share.

“This increase, our second in less than one year, reflects both our confidence in Sunoco’s future and our strategy to return cash to our shareholders,” said John G. Drosdick, Sunoco Chairman and Chief Executive Officer. “The fundamental outlook for our businesses remains favorable and the strategic growth added to our asset base over the past year has significantly increased our earnings power. As we look ahead, we believe we will be able to continue our balanced approach of funding asset growth, dividends and share repurchase while maintaining a strong balance sheet. This strategy, we believe, can provide the best long-term return to Sunoco shareholders.”

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 890,000 barrels per day of refining capacity, approximately 4,900 retail sites selling gasoline and convenience items, over 4,500 miles of crude oil and refined product owned and operated pipelines and 37 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco also manufactures two million tons annually of high-quality metallurgical-grade coke for use in the steel industry. For additional information visit Sunoco’s Web site at www.SunocoInc.com.

NOTE: Those statements made in this release that are not historical facts are forward-looking intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: general business and economic conditions; competitive products and pricing; changes in refining, chemical and other product margins; variation in petroleum-based commodity prices and availability of crude oil supply or transportation; fluctuations in supply of feedstocks and demand for products manufactured; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; plant construction/repair delays; nonperformance by major customers, suppliers or other business partners; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in Sunoco’s first quarter Form 10-Q filed with the Securities and Exchange Commission on May 7, 2004 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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